QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Auditors

We consent to the reference to our firm under the captions "Independent Auditors" in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-118691) and related Prospectus of Charles River Associates Incorporated for the registration of $90,000,000 2.875% Convertible Senior Subordinated Debentures due 2034 and the Registration of 2,385,939 shares of common stock and to the incorporation by reference therein of our report dated January 15, 2004, with respect to the consolidated financial statements of Charles River Associates Incorporated included in its Annual Report (Form 10-K) for the year ended November 29, 2003 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
November 9, 2004

QuickLinks

Consent of Independent Auditors